UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 2, 2007

Auriga Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26013 (Commission File Number)	84-1334687 (I.R.S. Employer Identification No.)

10635 Santa Monica Boulevard,
Suite 120
Los Angeles, California 90025
(Address of principal executive offices) (zip code)

(310) 461-3600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 2, 2007, we elected to terminate our Chief Operating Officer and Secretary, Andrew Shales, effective Monday, November 5, 2007. Frank Greico, our Chief Financial Officer, will replace Mr. Shales as our Secretary, leaving the Chief Operating Officer position vacant.

In accordance with the terms of Mr. Shales employment agreement with us, Mr. Shales is eligible to receive a severance package if he executes the required severance agreement within 26 days of his termination date and does not elect to revoke his decision to execute the severance agreement within seven days after executing the agreement.  This severance package includes six months of pay at Mr. Shales’ current pay rate, payable in accordance with our normal payroll practices. Six months of payments to Mr. Shales at his current pay rate equals a total of $102,500. The severance package also includes additional benefits such as a car allowance for the next twelve months.

Mr. Greico has been with us since September 2007 and currently serves as our Chief Financial Officer. Mr. Greico has 28 years’ finance experience including experience as a senior operations and finance executive in publicly traded and privately held technology and manufacturing companies. His experience includes financing and capitalization, mergers and acquisitions, strategic planning, international expansion, product development, licensing, information systems, SEC reporting and investor relations. He has worked as a CFO from 2004 to 2007 for Infotreive, Phatnoise, and Peoplelink. From 1999 to 2004, he served as CFO for Catalytic Solutions. He served as CFO at Quarterdeck from 1996 to 1999. Prior to that, Mr. Greico was CFO and Vice President of Finance and Operations at Knowledge Adventure, Inc. Mr. Greico holds an MBA from Pace University, New York, in management information systems, a BBA in accounting from Pace, is a certified public accountant and a NY office Price Waterhouse Coopers alumni.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2007	Auriga Laboratories, Inc.
a Delaware corporation

/s/ Philip S. Pesin
By: Philip S. Pesin
Its: Chief Executive Officer